Exhibit 99.1

June 19, 2020

Dear Fellow Shareholder:

In our letter to you in April, we mentioned our plan to provide you with periodic company updates as we further navigate the current health, economic and operating environments.

As an organization, we continue to adapt to business and segment realities, but one thing remains constant – a clear focus on the health and safety of our approximately 12,500 residents and caregivers in our seniors housing communities, plus that of all CNL teammates. We are one of the nation’s largest owners of seniors housing communities and each day we strive to deliver high-quality and compassionate care in partnership with our operators to a population that continues to be particularly susceptible to COVID-19.

COVID-19 & Portfolio Update

Since our last communication, and as you would likely expect, we have experienced impacts of COVID-19 in pockets of our 71-asset portfolio. Based on information received from our operators, on June 16, 2020, we had 12 communities in nine states with laboratory-confirmed COVID-19 cases, of which seven of those communities have experienced resident deaths. While one case, and certainly one fatality, is too many, we remain encouraged by the efforts and focus of our teams to prevent and contain the spread of the virus within each community. Our encouragement comes further from the fact that over 80% of our communities have either not recorded a confirmed COVID-19 case since the inception of the pandemic or have tested COVID free for the two weeks before the date of this letter.

In April, as a function of our unwavering goal to be a reliable and supportive owner and partner, CNL Healthcare Properties designed and implemented a corporate-level personal protective equipment safety stock initiative. Since that time, we have leveraged our scale to acquire and swiftly deploy scarce supplies of healthcare-grade masks, gowns and other items to our operators and communities across the portfolio in times of need.

Over the last two months, occupancy has trended downward across the portfolio as move-ins and tours have been understandably constricted by local and state guidelines, and operator protocols. As of June 16, however, we are pleased to report that 69 of our 71 communities are once again open to admitting new residents and move-ins. We are also pleased to report that voluntary move-outs during the pandemic, thus far, have been meaningfully less than similar measurement periods in prior years. The two communities in our portfolio that are currently not admitting new residents all have plans to begin doing so within the next 45 days.

Financial Health

We remain focused on maintaining a strong balance sheet, liquidity and financial flexibility. As of June 16, we had approximately $257 million in cash, cash equivalents and available capacity under our corporate line of credit facility. This equates to almost 3.5 times our annual corporate operating expenses and debt service obligations based on annualized 2020 first quarter results. With a comparatively low debt level and plans underway to proactively address our sole ($8 million) 2020 maturing loan, we believe we are financially well-positioned to move forward. We declared and paid our full second quarter shareholder distribution in the amount of $8.9 million (or $0.512 per share) in June. We will continue to closely monitor and assess distribution levels for the third quarter and beyond based on actual and forward-looking operational and financial performance of the portfolio and company.

The Road Ahead

Like many enterprises, CNL Healthcare Properties remains in a largely remote working environment and we expect to continue in this format for the coming months. Nonetheless, given our early planning and transitional work that began in February, we experienced no operational downtime and our team and platform have been highly productive during this extended irregular operating environment.

Lastly, our focus and work relative to our previously announced exploration and execution of strategic alternatives to provide further liquidity to shareholders has been forcibly delayed given the current environment. With that said, we have remained diligent in monitoring and studying market information and potential options as economic, transactional and capital markets paths become clearer. As we are doing with this letter, we remain committed to keeping you informed as we move forward and as material events unfold. On behalf of everyone at CNL Healthcare Properties and our approximately 12,500 residents and caregivers, we are grateful for your continued support.

Our best regards,

James M. Seneff	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer & President

cc: Financial professionals

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.